EXHIBIT 10.1

STRATEGIC ALLIANCE AGREEMENT

among

ONESUBSEA LLC,

ONESUBSEA B.V.,

and

HELIX ENERGY SOLUTIONS GROUP, INC.,

and

SCHLUMBERGER TECHNOLOGY CORPORATION,

SCHLUMBERGER B.V.,

SCHLUMBERGER OILFIELD HOLDINGS LTD.

January 5, 2015

TABLE OF CONTENTS

i

ii

SCHEDULES

Schedule 2.3(a)(i)	--	Helix Alliance Assets

Schedule 2.6(a)(i)	--	Schlumberger Alliance Services

iii

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this “Agreement”) is executed effective January 5, 2015 (the “Effective Date”), by and among OneSubsea LLC, a limited liability company organized under the laws of the State of Delaware (“OneSubsea US”), OneSubsea B.V., a Netherlands private company with limited liability (“OneSubsea BV”), Helix Energy Solutions Group, Inc., a corporation organized under the laws of Minnesota (“Helix”), Schlumberger Technology Corporation, a corporation organized under the laws of Texas (“STC”), Schlumberger B.V., a limited liability company organized under the laws of the Netherlands (“SLBV”), and Schlumberger Oilfield Holdings Limited, a Business Company of the British Virgin Islands (“SOHL”).  OneSubsea US and OneSubsea BV are parties to this Agreement only in connection with their individual respective businesses/holdings and shall be individually or collectively referred to hereafter as “OneSubsea” as the context of the reference requires.  STC, SLBV and SOHL are parties to this Agreement only in connection with their individual respective businesses/holdings and shall be individually or collectively referred to hereafter as “Schlumberger” as the context of the reference requires.  Each of OneSubsea, Helix, and Schlumberger may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, OneSubsea has significant experience in designing, engineering, manufacturing, assembling, operating and maintaining subsea well access packages, consisting of among other things lower riser packages, emergency disconnect packages, open water wireline dynamic seals, and high pressure riser systems, specialty joints and ancillary components for use in subsea well intervention operations (“Well Access Packages”); and

WHEREAS, Helix has significant experience in providing well intervention vessels, remotely operated vehicles (“ROVs”), design expertise, know-how and vessel and ROV operating and maintenance personnel, as well as experience in designing, engineering, assembling, operating and maintaining Well Access Packages; and

WHEREAS, Schlumberger has significant experience in providing well intervention services, including coiled tubing, coiled tubing conveyed services, cased-hole wireline, mechanical wireline services, slickline, digital slickline conveyed services, and the like, along with in-well services operating and maintenance personnel; and

WHEREAS, the Parties desire to combine their efforts in a strategic alliance to design, develop, manufacture, promote, market and provide to customers on a global basis competent, cost-effective and technologically advanced integrated subsea well intervention non-rig vessel-based packages, including in-well technology, robotics and services and other related and complementary services, and believe that combining their efforts in the manner set forth in this Agreement is the best way to achieve same;

NOW, THEREFORE, in consideration of their mutual promises, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions.

The following terms shall, when used herein, have the following meanings, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“AAA” means the American Arbitration Association.

“Activity Notice” has the meaning set forth in Section 2.7(f)(i).

“Affiliate” of a Party means (i) any Person directly or indirectly controlled by such Party and (ii) any director or officer of such Party or of any Person referred to in clause (i).  For purposes of this definition, “control” of a Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of, or power to vote, directly or indirectly, shares or the equivalent representing fifty percent (50%) or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of fifty percent (50%) or more of the equity or beneficial interest in any other entity or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

“Alliance” has the meaning set forth in Section 2.1.

“Alliance Activity” has the meaning set forth in Section 2.2.

“Alliance Well Access Packages” has the meaning set forth in Section 2.4.

“Anti-Corruption Laws” shall mean all Laws relating to anti-bribery or anti-corruption (governmental or commercial) that may apply to Alliance Activities, including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the U.K. Bribery Act 2010, and all other Laws that may apply to the Alliance Activities enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Background Intellectual Property” has the meaning set forth in Section 9.1.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” with respect to a Party means the occurrence of one or more of the following events:

(i)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to any Person or Persons acting together, other than to an Affiliate of such Party or a Person owning fifty percent (50%) or more of a Party as of the Effective Date;

(ii)           the approval by the holders of the Capital Stock of such Party of any plan or proposal for the liquidation or dissolution of such Party; or

(iii)          any Person or Persons acting together (excluding with respect to OneSubsea, Cameron International Corporation and/or Schlumberger Limited or their affiliates) becoming the legal or beneficial owner of securities or other interests representing at least a majority of the aggregate voting power represented by the Capital Stock of such Party.

“Confidential Information” means any and all technical, operational, business, financial or other information of a Party which is directly or indirectly and in whatever form (including without limitation written, oral, electronic and any other forms) disclosed by such Party or its representatives to another Party or its Representatives, including any and all Intellectual Property and trade secrets concerning the business or affairs of the disclosing Party, product specification, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable Law.  The terms of the Confidential Memorandum shall expressly constitute Confidential Information.  “Confidential Information” shall not include any information which (i) the receiving Party can demonstrate is at the time of disclosure in the public domain, (ii) after disclosure becomes part of the public domain through no fault of the receiving Party or any of its Affiliates or any person to whom Confidential Information was disclosed, (iii) is at the time of disclosure legally in the possession of the receiving Party or any of its Affiliates without any obligation of confidentiality with respect thereto, as evidenced by its written records, prior to receipt thereof from the disclosing Party, (iv) is disclosed to the receiving Party or any of its Affiliates by a person or entity who or which to the receiving Party’s actual knowledge after due inquiry has the right to make such disclosure and to the receiving Party’s actual knowledge after due inquiry is not under any obligation of confidentiality with respect thereto, or (v) the receiving Party can demonstrate is independently developed by such receiving Party (or its Affiliates) without reliance on or reference to such Confidential Information.

“Confidential Memorandum” means the Confidential Memorandum, dated of even date herewith, executed by and among the Parties.

“Direct Litigation Option” has the meaning set forth in Section 10.4.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Effective Date” has the meaning set forth in the Preamble.

“EPC” means engineering, procurement and construction.

“Event of Force Majeure” means war, act of terrorism, insurrection, riot, civil commotion, strikes, unavailability of essential supplies, breakdown of essential equipment through no fault of such Party, governmental action or inaction, or change in applicable Law which materially precludes or frustrates the purposes of this Agreement or the transactions contemplated hereby, or any catastrophic act of nature (including without limitation storm, flood, fire or earthquake), which the Parties cannot reasonably prevent or foresee; provided, however, that an affected Party shall be required to seek diligently to overcome the effects of any such Event of Force Majeure.

“Foreground Intellectual Property” has the meaning set forth in Section 9.2.

“GAAP” shall mean U.S. generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governance Board” has the meaning set forth in Section 3.2.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Helix” has the meaning set forth in the Preamble.

“Helix Alliance Assets” has the meaning set forth in Section 2.3(a)(i).

“Helix Business” means the provision of services to the offshore energy industry, including well intervention and access, and robotics operations.

“Helix Existing Well Access Packages” means Well Access Packages which, as of the Effective Date, are (a) owned by Helix, and/or (b) being assembled by Helix.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Intellectual Property” means all intellectual property and other proprietary rights in any jurisdiction including such rights in and to all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions and foreign equivalents thereof, (ii) trade secrets and all other confidential or proprietary information, know-how, inventions, data, discoveries, processes, formulae, models, methodologies, and materials, (iii) software, copyrights and copyrightable subject matter and (iv) designs, drawings, computer programs, flow charts, algorithms, manufacturing methods, processes, data processing techniques, manuals.

“Investigation Period” has the meaning set forth in Section 10.3.

“Irrevocable Material Dispute” means a disagreement among the Parties with respect to this Agreement and/or the operation hereof that is so profound so as to frustrate the purpose of forming a contractual alliance among the Parties and entering into this Agreement.

“JEMA” means the Joint Engineering and Manufacturing Agreement, dated of even date herewith, executed by and among Helix, OneSubsea US and OneSubsea BV.

“Law” means any and all international, federal, state, regional or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, decision, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensee” has the meaning set forth in Section 9.3(b).

“Licensor” has the meaning set forth in Section 9.3(b).

“Notifying Party” has the meaning set forth in Section 2.7(f)(i).

“OneSubsea” has the meaning set forth in the Preamble.

“OneSubsea Business” means (a) the development (including research), design, engineering, manufacturing, marketing, sale and servicing of products and services, installed or provided on the seabed or between the seabed and any platform or vessel on the surface, and which are associated with the control, handling, delivery, pumping, compression and processing of hydrocarbons and associated well fluids between the seabed and submerged processing and production facilities, (b) the provision, marketing and sale of consulting services aimed at assisting the customer to minimize any impediments associated with flow lines and umbilicals or other equipment on the seabed or between the seabed and the surface and to improve reservoir recovery rates, (c) the provision, marketing, sale and servicing of products and services that allow for the intervention of subsea wells that cannot be accessed at the surface, including the use and procurement of vessels to assist in such intervention services and the design, engineering, manufacturing, assembly, operation and maintenance of Well Access Packages; and (d) (i) the provision, marketing, sale and servicing of products and services associated with measuring (excluding wellbore measurements) certain characteristics and parameters of said hydrocarbons, associated well fluids and the environment and (ii) subsea metering and surveillance.

“OneSubsea BV” has the meaning set forth in the Preamble.

“OneSubsea Existing Well Access Packages” means Well Access Packages which, as of the Effective Date, are (a) owned by OneSubsea, and/or (b) being manufactured by OneSubsea.

“OneSubsea US” has the meaning set forth in the Preamble.

“Operating Committee” has the meaning set forth in Section 3.4.

“Party” has the meaning set forth in the Preamble.

“Person” means a natural person, corporation, limited liability company, partnership, trust, estate, unincorporated organization, association or other entity.

“Potential Alliance Activity” has the meaning set forth in Section 2.7(f)(i).

“Prohibited Payment” means an offer, gift or payment, or authorization of promise of an offer, gift or payment, of any money or any other thing of value to or for the benefit of any third party (including any official or employee of any Governmental Authority or any person acting in an official capacity on behalf of such Governmental Authority, or any political party or official of any political party, or any candidate for political office) for the purpose of influencing any act or decision of such person (or party, as applicable), or inducing such person or party to use his or its influence to affect or influence any act or decision, in order to assist any Party in obtaining or retaining business for or with, or directing business to, any person or entity in connection with or in any way related to the Alliance.

“Proscribed Activity” has the meaning set forth in Section 7.1.

“Receiving Party” has the meaning set forth in Section 10.1.

“Related Party” means, with respect to a Party, such Party’s Affiliates, and its and their respective shareholders, directors, officers, employees, attorneys, agents and other representatives.

“Revenue” means gross revenue received from the conduct of an Alliance Activity, less (i) any applicable withholding taxes (with receipt therefor) or other indirect Taxes, and (ii) any transfer charges and exchange fees which may be incurred in transferring or exchanging such funds.

“ROV” has the meaning set forth in the Recitals.

“Schlumberger” has the meaning set forth in the Preamble.

“Schlumberger Business” means formation evaluation products and services, such as wireline logging, logging while drilling, seismic acquisition and related data processing; drilling products and services, such as drill bits, drilling tools and directional drilling services; well products and services, such as hydraulic fracturing, well cementing, coiled tubing, slickline, stimulation and sand control; well completion products and services including well testing, artificial lift, and completion hardware; associated interpretation and consulting services and software; and integrated project management.

“Schlumberger Well Intervention Services” has the meaning set forth in Section 2.6.

“SLBV” has the meaning set forth in the Preamble.

“SOHL” has the meaning set forth in the Preamble.

“STC” has the meaning set forth in the Preamble.

“Subsea Well Intervention Systems” has the meaning set forth in Section 2.1.

“Taxes” means liabilities or claims for any value added taxes, income taxes, sale taxes, property taxes, stamp taxes, document taxes, road taxes, housing taxes, source tax, surtaxes, surcharges or any other taxes or governmental charges that any Governmental Authority claiming jurisdiction over this Agreement may impose, assess or levy against a Party on account of or resulting from such Party’s execution of or performance under this Agreement.

“Third Party Claim” has the meaning set forth in Section 10.3.

“Unavailable” means:

(i)           with respect to Helix Alliance Assets, that Helix in good faith determines that such Helix Alliance Asset is not available for a proposed Alliance Activity during the stated time frame of such proposed Alliance Activity, which bona fide reasons for such unavailability include that the Helix Alliance Asset is then under contract or that Helix is considering a contract, tender, bid or project for such Helix Alliance Asset that could conflict with such Alliance Activity, or an Event of Force Majeure which would preclude such Helix Alliance Asset from being available;

(ii)           with respect to Alliance Well Access Packages, that Helix and OneSubsea in good faith together determine that such Alliance Well Access Package is not available for a proposed Alliance Activity during the stated time frame of such proposed Alliance Activity, which bona fide reasons for such unavailability include that the Alliance Well Access Package is then under contract, or that Helix and OneSubsea are considering a sale, lease, contract, tender, bid or project for such Alliance Well Access Package that could conflict with such Alliance Activity, or an Event of Force Majeure which would preclude such Alliance Well Access Package from being available; and

(iii)          with respect to Schlumberger Well Intervention Services, that Schlumberger in good faith determines that such Schlumberger Well Intervention Services are not available for a proposed Alliance Activity during the stated time frame of such proposed Alliance Activity, which bona fide reasons shall include that Schlumberger’s available well intervention equipment or crew are under contract, or an Event of Force Majeure which would preclude the performance of the applicable Schlumberger Well Intervention Services.

“Well Access Packages” has the meaning set forth in the Recitals.

Section 1.2 Other Definitional Provisions.

All references in this Agreement to an “Article,” “Section,” “subsection” or “Schedule” shall be to an Article, Section, subsection or Schedule of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,”

“hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Unless expressly stated otherwise, references to “third party” or “Third Party” shall mean all Persons that are not included in the definition of “Party” or “Parties” herein. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural. The term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

ARTICLE 2
ALLIANCE

Section 2.1 Formation.

The Parties hereby form a contractual alliance pursuant to the terms of this Agreement (the “Alliance”) to design, develop, manufacture, promote, market and sell on a global basis integrated subsea well intervention systems, including Alliance Well Access Packages, in-well technology and services, non-rig vessels, ROVs, and other related and complementary well intervention products and services (collectively “Subsea Well Intervention Systems”).

Section 2.2 Alliance Activities.

If two or more Parties participate in the provision of a Subsea Well Intervention System to one or more third parties, whether as a primary contractor, subcontractor or joint contractor, as provided in Section 2.7(f) hereof (an “Alliance Activity”), such Parties shall jointly manage the design, development, manufacture, promotion, and marketing of, and negotiation of and contracting for, as applicable and appropriate for the relevant Alliance Activity, the applicable Subsea Well Intervention Systems to such third parties.

Section 2.3 Goods and Services to be Provided by Helix.

(a) Helix shall provide to the other Parties the following goods and services for the performance of Alliance Activities as provided in Section 2.7(f), as applicable and appropriate for the relevant Alliance Activity and as otherwise provided herein:

(i)    well intervention vessels owned or chartered by Helix or an Affiliate thereof, as set forth on Schedule 2.3(a)(i), as may be amended from time to time, and ROVs owned by Helix or an Affiliate thereof (collectively, “Helix Alliance Assets”), to the extent such Helix Alliance Assets are not Unavailable;

(ii)   design expertise, engineering and know-how for Helix Alliance Assets and Alliance Well Access Packages;

(iii)  operating and maintenance personnel for Helix Alliance Assets;

(iv)  operating and maintenance personnel for Alliance Well Access Packages as set forth on Schedule 2.3(a)(iv) to the Confidential Memorandum; and

(v)   marketing services, materials and support for Alliance Activities.

Helix shall also provide such additional goods and services with respect to Alliance Activities as provided in Article 4 of this Agreement.

(b) The Parties agree that the day rates and other costs that Helix will charge and are payable for the Helix Alliance Assets in connection with Alliance Activities are set forth on Schedule 2.3(b) to the Confidential Memorandum.  For any asset that subsequently is constructed, purchased, chartered, or otherwise joins the Helix well intervention fleet during the term hereof, in order to be subject to this Agreement (including Sections 2.3(a) and 2.7(d)), rates and costs for such asset shall first be agreed upon by the Parties, and Schedule 2.3(b) to the Confidential Memorandum shall be amended to include the same.

Section 2.4 Goods and Services to be Provided by OneSubsea.

(a) As more particularly described in the JEMA, OneSubsea shall provide the equipment for, manufacture of, and services associated with, new well access packages (the “Alliance Well Access Packages”) to be designed, engineered, developed and owned jointly (on a 50/50 basis) by Helix and OneSubsea, such equipment and services consisting of among other things lower riser packages, emergency disconnect packages, open water wireline dynamic seals, and high pressure riser systems, specialty joints and ancillary components, and associated design, engineering, manufacturing, and maintenance services and support for Alliance Well Access Packages.

(b) OneSubsea shall provide to the other Parties the following goods and services for the performance of Alliance Activities as provided in Section 2.7(f) and as otherwise provided herein:

(i)    design expertise, engineering and know-how for Alliance Well Access Packages;

(ii)   operating and maintenance services and support for Alliance Well Access Packages;

(iii)  operating and maintenance personnel for Alliance Well Access Packages as set forth on Schedule 2.3(a)(iv) to the Confidential Memorandum; and

(iv)  marketing services, materials and support for Alliance Activities.

OneSubsea shall also provide such additional goods and services with respect to Alliance Activities as provided in Article 4 of this Agreement.

Section 2.5 Goods and Services to be Provided Jointly by Helix and OneSubsea.

(a) Helix and OneSubsea shall provide to the other Parties Alliance Well Access Packages, to the extent the same are not Unavailable and as provided in Section 2.7(f) and as otherwise provided herein.

(b) The lease rates and other costs, that Helix and OneSubsea shall charge and that are payable for the lease of Alliance Well Access Packages in connection with Alliance

Activities used on a Helix vessel are set forth on Schedule 2.5(b) to the Confidential Memorandum. For any Well Access Package that is jointly developed by Helix and OneSubsea during the term hereof that does not conform to the Alliance Well Access Packages as set forth on Schedule 2.1 to the JEMA, in order for such Well Access Package to be subject to this Agreement (including Sections 2.5(a) and 2.7(b)), rates and costs for such Well Access Package shall first be agreed upon by the Parties, and Schedule 2.5(b) to the Confidential Memorandum shall be amended to include the same.

Section 2.6 Goods and Services to be Provided by Schlumberger.

(a) Schlumberger shall provide to the other Parties, as provided in Section 2.7(f) and as otherwise provided herein, well intervention services (“Schlumberger Well Intervention Services”) for the performance of Alliance Activities from time to time, consisting of:

(i)    coiled tubing, coiled tubing conveyed services, cased-hole wireline, mechanical wireline services, slickline, and digital slickline conveyed services, as specified on the Currently In-Scope Schlumberger Well Intervention Services portion of Schedule 2.6(a)(i), to the extent such are not Unavailable;

(ii)   associated in-well services and operating personnel support as necessary, to the extent such are not Unavailable; and

(iii)  marketing services, materials and support for Alliance Activities.

Schlumberger shall also provide such additional goods and services with respect to Alliance Activities as provided in Article 4 of this Agreement.

(b) The Parties agree that the day rates and other costs that Schlumberger will charge and are payable for Schlumberger Well Intervention Services in connection with Alliance Activities are set forth on Schedule 2.6(b)  to the Confidential Memorandum.  For additional services (such as those services listed in the Further Schlumberger Well Intervention Services portion of Schedule 2.6(a)(i)) to become part of the Alliance Activities pursuant to the terms hereof (including Sections 2.6(a) and 2.7), rates and costs for such services shall first be agreed upon by the Parties, and Schedule 2.6(b) to the Confidential Memorandum shall be amended to include the same.

Section 2.7 Exclusivity Among the Parties.

(a) The Parties each continue to have the right to provide and procure goods and services individually, except as provided in this Section 2.7.  Subject to the terms and conditions of this Agreement, the Parties agree to market the Subsea Well Intervention Systems in accordance with this Section 2.7.

(b) During the term of this Agreement, if Helix desires to lease a Well Access Package for use on a Helix vessel (it being understood that each of Helix’s vessels is currently equipped with Well Access Packages), other than as set forth in Schedule 2.5(b) to the Confidential Memorandum, Helix shall lease an Alliance Well Access Package at the applicable rate set forth on Schedule 2.5(b) to the Confidential Memorandum, to the extent an Alliance

Well Access Package is not Unavailable, except in the event the applicable Helix customer specifically requires a Well Access Package other than an Alliance Well Access Package. For each occasion when a Helix customer so requires a Well Access Package other than an Alliance Well Access Package, Helix shall promptly provide written notification to the Governance Board.

(c) During the term of this Agreement, OneSubsea and Helix shall jointly engineer and own (on a 50/50 basis) Well Access Packages, as more specifically provided in the JEMA, and OneSubsea and Helix shall provide Well Access Packages to the market exclusively with each other, provided that (i) Helix may sell and/or lease Helix Existing Well Access Packages, and (ii) OneSubsea may (x) sell OneSubsea Existing Well Access Packages and/or new Well Access Packages based on OneSubsea’s pre-2014 Well Access Package design without Helix participation as part of an integrated subsea system (i.e., EPC contracts) or as a stand-alone package for rig-based operations and (y) lease OneSubsea Existing Well Access Packages without Helix participation as part of an integrated subsea system (i.e., EPC contracts) or as a stand-alone package for rig-based operations, provided further that OneSubsea shall not sell or lease Well Access Packages to any competitor of Helix in Helix’s Business without Helix’s prior written consent, such consent not to be unreasonably withheld or delayed (failure to respond within seven (7) days of such request shall be deemed consent).

(d) During the term of this Agreement, if either of OneSubsea or Schlumberger requires a vessel or ROV services in connection with such Party’s provision of Subsea Well Intervention Systems, or has the opportunity to use or specify a vessel and/or ROV services in the performance of a contract or project or in a proposal, bid, tender, or similar process for the provision by such Party of Subsea Well Intervention Systems, such Party (or Parties) shall exclusively use or specify the Helix Alliance Assets that meet the criteria for such Alliance Activity at the applicable rate and other charges set forth on Schedule 2.3(b) to the Confidential Memorandum, to the extent such Helix Alliance Assets are not Unavailable, except in the event the applicable OneSubsea or Schlumberger customer specifically requires an asset other than a Helix Alliance Asset.  For each occasion when a OneSubsea or Schlumberger customer so requires an asset other than a Helix Alliance Asset, OneSubsea or Schlumberger, as appropriate, shall promptly provide written notification to the Governance Board.  During the term of this Agreement, if either of OneSubsea or Schlumberger requires a vessel or ROV services which are not set forth on Schedule 2.3(a)(i) in connection with such Party’s provision of Subsea Well Intervention Systems, such Party (or Parties) shall disclose such requirement to Helix and shall first present the opportunity to Helix such that the Parties may negotiate in good faith for Helix’s potentially providing of such vessel or ROV services, except in the event the applicable OneSubsea or Schlumberger customer specifically requires a provider of vessel or ROV services other than Helix.

(e) During the term of this Agreement, if either of OneSubsea or Helix requires well intervention services described in Section 2.6(a)(i) and Section 2.6(a)(ii) in connection with such Party’s provision of Subsea Well Intervention Systems, or has the opportunity to use or specify the well intervention services subcontractor in the performance of a contract or project or in a proposal, bid, tender, or similar process for the provision by such Party of Subsea Well Intervention Systems, such Party (or Parties) shall exclusively use or specify Schlumberger Well Intervention Services at the applicable rate and other charges set forth on Schedule 2.6(b) to the

Confidential Memorandum, to the extent such Schlumberger Well Intervention Services are not Unavailable, except in the event the applicable OneSubsea or Helix customer specifically requires a provider of well intervention services other than Schlumberger. For each occasion when a OneSubsea or Helix customer so requires a provider of well intervention services other than Schlumberger, OneSubsea or Helix, as appropriate, shall promptly provide written notification to the Governance Board. During the term of this Agreement, if either of OneSubsea or Helix requires well intervention services described in the Further Schlumberger Well Intervention Services portion of Schedule 2.6(a)(i) in connection with such Party’s provision of Subsea Well Intervention Systems, such Party (or Parties) shall disclose such requirement to Schlumberger and shall first present the opportunity to Schlumberger such that the Parties may negotiate in good faith for Schlumberger’s potentially providing of such Further Schlumberger Well Intervention Services, except in the event the applicable OneSubsea or Helix customer specifically requires a provider of well intervention services other than Schlumberger.

(f)

(i)   In connection with Sections 2.7(b), (c) (d) and (e), as the case may be, relating to an opportunity received by any Party to pursue any contract, project, proposal, bid, tender, or similar process for the provision of Subsea Well Intervention Systems that could involve subcontracting the goods or services of the other Parties described in Sections 2.3, 2.4, 2.5 and 2.6, the applicable contracting, tendering or bidding Party (the “Notifying Party”) shall provide prompt written notice (an “Activity Notice”) to the other Parties’ representatives to the Operating Committee of any such contract, project, proposal, bid, tender or similar process (the “Potential Alliance Activity”) that it is considering pursuing.  The Activity Notice shall include any materials received by the Notifying Party regarding the Potential Alliance Activity subcontracting opportunity (to the extent that the Notifying Party is permitted to provide such materials), as well as: (x) the proposed scope of the subcontract and time frame for its performance (including any proposed liquidated damages to be imposed on the subcontracting Party for late delivery), (y) special requirements of and specifications for the subcontract and subcontracting terms and conditions, if available, and (z) any other information that the Notifying Party reasonably believes the other Party or Parties, as applicable, would deem necessary or appropriate to evaluate the Potential Alliance Activity as a subcontractor.  If representatives to the Operating Committee of the Parties other than the Notifying Party deem their respective products and services (as described in Sections 2.3, 2.4, 2.5 and 2.6, as applicable) to be Unavailable or have another bona fide reason for not participating in the Potential Alliance Activity, such representatives shall notify the representatives of the other Parties as soon as reasonably practicable (and Notifying Party shall specify a reasonable deadline by when such other Parties must respond in consideration of the requirements of the Potential Alliance Activity), as well as the reasons for the Unavailability.

(ii)  In the case of a Potential Alliance Activity opportunity not described in Section 2.7(f)(i) (i.e., where the relationship of the applicable Parties is not that of a subcontract, but a joint bid or other joint or collaborative arrangement), each Party shall endeavor to use the goods and services of the other Parties (described in Sections 2.3, 2.4, 2.5 and 2.6) who desire to participate in such Alliance Activity opportunity where such

Party may have an opportunity to include such other Party’s or Parties’ goods and services in the contract, project, proposal, bid, tender or similar process in order to effectuate the objectives of the Parties in forming the Alliance pursuant to this Agreement and/or to present an attractive and marketable package for a customer. As in the case of a potential subcontract opportunity described in Section 2.7(f)(i), the Notifying Party shall provide an Activity Notice to the other Parties’ representatives to the Operating Committee of any Potential Alliance Activity that it is considering pursuing for the provision of Subsea Well Intervention Systems that could involve joint participation by the Parties in providing to the customer the goods and services described in Sections 2.3, 2.4, 2.5 and 2.6. The Activity Notice shall include any materials received by the Notifying Party regarding the Potential Alliance Activity opportunity (to the extent that the Notifying Party is permitted to provide such materials), as well as: (v) the proposed scope of the Alliance Activity opportunity and time frame for its performance (including any liquidated damages for late delivery), (w) special requirements of and specifications for the opportunity, goods and services to be provided, (x) contractual terms and conditions provided by the customer, (y) potential advantages to the customer from the joint participation of the Parties, and (z) any other information that the Notifying Party reasonably believes the other Party or Parties, as applicable, would deem necessary or appropriate to evaluate the proposed Alliance Activity. If representatives to the Operating Committee of the Parties other than the Notifying Party deem their respective products and services (as described in Sections 2.3, 2.4, 2.5 and 2.6, as applicable) to be Unavailable, such representatives shall notify the representatives of the other Parties as soon as reasonably practicable (and Notifying Party shall specify a reasonable deadline by when such other Parties must respond in consideration of the requirements of the Potential Alliance Activity), as well as the reasons for the Unavailability. Other than responding with respect to Unavailability, representatives to the Operating Committee, in their response to the Notifying Party, shall either accept or reject participating in the proposed Alliance Activity on the terms discussed by the Operating Committee, including contracting structure and allocation of risk and reward among the Parties, within thirty (30) days of such respective Party’s receipt of the applicable Activity Notice, and in any event by a date which allows sufficient time for the Notifying Party to seek alternatives and to respond to the opportunity.

(iii) If any Party delivers notice to the other Parties’ representatives to the Operating Committee that such Party is Unavailable or declines to participate in an Alliance Activity in accordance with Section 2.7(f)(i) or Section 2.7(f)(ii) by the referenced date(s) in such sections, then the remaining Party or Parties may pursue such activity individually to the exclusion of the other Party or Parties notwithstanding the provisions of this Section 2.7.

(g) In the event that any provision of this Section 2.7 shall be held invalid, illegal, void, inoperative, or unenforceable by a court of competent jurisdiction, by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality, voidness, inoperability, or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative or unenforceable.

(h) Each of the Parties agrees that the remedy at law for any breach of this Section 2.7 may be inadequate and that in the event of any such breach or violation by any of the Parties, the other Parties shall be entitled to seek injunctive relief, without posting bond or other security, in addition to any other remedy in arbitration, at law, in equity or under this Agreement to which they may be entitled.

Section 2.8 Joint Marketing Program; Costs and Expenses.

The Parties shall agree on and commence a joint marketing program for the Alliance, which may include a website designed by and containing statements, information and other content as may be mutually agreed among the Parties.  Each Party shall coordinate its marketing efforts to market Alliance Subsea Well Intervention Systems and advise the other Parties of its various marketing efforts as they take place.  The Parties shall assist each other in the marketing of Alliance Subsea Well Intervention Systems as may be reasonably requested and to the extent personnel of each Party are available from their other duties to assist in such marketing.  Upon any Party’s receipt of a communication from a customer or prospective customer with respect to the terms and conditions of an inquiry that could involve an Alliance Activity, such Party shall promptly supply the other Parties with a copy (if written) or summary (if oral) of the communication.  Unless otherwise agreed by the Parties, each Party shall bear its own costs and expenses arising from the marketing of the goods and services to be provided by the Parties pursuant to Sections 2.3, 2.4, 2.5 and 2.6.

ARTICLE 3
GOVERNANCE OF THE ALLIANCE

Section 3.1 No Commitment.

No Party shall agree or commit to conduct any Alliance Activity on behalf of the Alliance or any other Party unless such protocol for an Alliance Activity is approved in accordance with Section 2.7(f).  Neither Helix nor OneSubsea shall make any contractual commitment with respect to any Alliance Well Access Package to any Third Party, including but not limited to the assumption by the Parties of contractual risks and liabilities associated with any Alliance Well Access Package and related Alliance Activity, without the other Party’s prior written consent, and such Parties shall develop a protocol with respect to the means for obtaining such consent.

Section 3.2 Governance Board.

Each Party will designate senior representatives to the Alliance Governance Board (the “Governance Board”).  OneSubsea will designate two (2) senior representatives, Helix will designate three (3) senior representatives, and Schlumberger will designate one (1) senior representative.  The Governance Board will provide strategic direction, provide input concerning market opportunities, contracting and bidding strategies, and provide general oversight of the Alliance.  All actions of the Governance Board shall require the affirmative consent of at least four (4) members of the Governance Board, provided that the Governance Board shall not have the right to require or compel any other Party to participate in an Alliance Activity generally or on terms and conditions that are not acceptable to such Party. The Governance Board shall meet regularly at such time and place as shall from time to time be determined by the representatives to the Governance Board, but no less frequently than quarterly each calendar year.

The initial members of the Governance Board are as follows:

OneSubsea Representatives

1.           Mike Garding

2.           Henning Berg

Helix Representatives

1.           Owen Kratz

2.           Scotty Sparks

3.           Alisa Johnson

Schlumberger Representative

1.           Zied Ben Hamad

Section 3.3 Alliance Director.

The Governance Board shall designate an individual to serve as the Alliance Director from time to time, initially with the task of serving as Chairman of, and coordinating meetings of, the Operating Committee, and serving as liaison of the Operating Committee to the Governance Board.  The Alliance Director shall not have authority to bind the Alliance or any Party.

Section 3.4 Operating Committee.

An Operating Committee consisting of such individuals as each Party deems appropriate shall meet on a regular basis to coordinate the day-to-day activities of the Alliance and to provide operational guidance to the Alliance.  The Operating Committee will be tasked with the creation of a pursuit authorization review (PAR) process, to be reviewed and approved by the Governance Board, which will formalize the approval process for authorizing pursuits of future Alliance Activities.

ARTICLE 4
PROVISION OF ADDITIONAL EQUIPMENT, SUPPLIES, CREW AND PERSONNEL

Section 4.1 Provision of Additional Equipment.

The Parties, in addition to the goods and services to be provided in accordance with Sections 2.3, 2.4, 2.5 and 2.6, shall supply any additional equipment as may be agreed by the Parties.

Section 4.2 Crew.

Each Party shall organize, operate and administer the crew for each Alliance Activity for the provision of its respective products and services to be provided in accordance with Sections 2.3, 2.4, and 2.6, respectively, including local personnel to the extent they are required for the relevant Alliance Activity, either by direct employment or by subcontract, and in compliance with applicable Laws.  Unless otherwise provided in this Agreement, all such personnel shall remain employees of the supplying Party.  The salary, insurance, benefits, accommodation and travel expenses of such personnel shall be paid solely by the employing Party, unless the Parties agree otherwise in writing.

Section 4.3 Quality Control; Maintenance and Repairs.

Each Party may designate a technical liaison to supervise and ensure quality control over performance of its respective Alliance Activity.  In the case of the lease of Alliance Well Access Packages, OneSubsea will provide planned maintenance and repairs of the Alliance Well Access Packages, and will provide qualification, testing, and certification of the Alliance Well Access Packages as required.  However, Helix may perform any and all work on Alliance Well Access Packages deployed to Helix Alliance Assets if, in the sole judgment of Helix, such work is necessary to maintain the uptime of the Helix Alliance Assets.

Section 4.4 Right to Supervise and Replace Personnel; Multiskilling.

Each Party shall have the right to supervise all its own personnel and the right to dismiss personnel at its sole discretion or, in the case of a customer contract or project, at the request of the customer.  The Parties agree to work together to identify crew multiskilling opportunities and implement, when and as appropriate (and at all times prioritizing the safety of all persons, the environment, and property), crew multiskilling programs that will allow the Parties’ respective crews and equipment on Helix Alliance Assets to be more effectively utilized.  The goals of such multiskilling programs shall include significantly reducing the size of required offshore service crew; significantly reducing the use of short-term, call-off and ad hoc service personnel; and significantly increasing vessel crew continuity.

Section 4.5 Additional Responsibilities of the Parties.

For each of the Parties’ respective products and services described in Sections 2.3, 2.4, 2.5 and 2.6, each Party shall also provide the following services without charge in the conduct of Alliance Activities:

(a) obtaining all licenses, consents, registrations, business licenses and other approvals necessary or advisable for the establishment and operation of each Alliance Activity and the provision of the Parties’ services from the relevant Governmental Authorities;

(b) managing all customs clearance activities for Alliance Activities, including the import and the export of equipment as may be required in connection with such Alliance Activities, as applicable; and

(c) procurement of local personnel for Alliance Activities.

ARTICLE 5
COMPENSATION

Section 5.1 General.

The Parties shall receive compensation for the provision of goods and services in Alliance Activities by sharing in the Revenue earned from an Alliance Activity, which Revenue shall be determined in accordance with the terms and conditions of the governing Alliance Activity contract.  Compensation shall be calculated upon an Alliance Activity-by-Alliance Activity basis in accordance with this Article 5.  No other compensation shall be due any Party for its performance of this Agreement unless expressly stated in this Agreement or subsequently otherwise agreed in writing by the Parties.

Section 5.2 Allocation of Revenue.

Any Revenue from an Alliance Activity will be shared as follows:

(a) Helix shall receive one hundred percent (100%) of all Revenue related to Helix Alliance Assets.  Helix shall be responsible for providing operational maintenance, including storage and routine maintenance on the Helix Alliance Assets that are in service, or if not in service, onshore as required to maintain systems in operational readiness.

(b) With respect to any sale of an Alliance Well Access Package to a third party, or a lease of an Alliance Well Access Package to a third party on a “stand alone” basis (i.e., not in connection with the use of a Helix vessel), OneSubsea and Helix shall each retain fifty percent (50%) of all net Revenue related to such sale or lease of such Alliance Well Access Package, as described further in the JEMA.

(c) Schlumberger shall receive one hundred percent (100%) of all Revenue related to the supply of Schlumberger Well Intervention Services.

(d) If an Alliance Activity third-party contract includes an incentivization scheme, the Parties shall agree in writing to an appropriate revenue allocation mechanism prior to undertaking work under the contract.

ARTICLE 6
TAXES

Section 6.1 Taxes.

Each Party shall bear and pay its own Taxes.

Section 6.2 Reporting.

Each Party agrees to make all reports and take all other actions legally required to satisfy tax, accounting and reporting requirements of any Governmental Authority rightfully claiming jurisdiction over any and all contracts which arise from the transactions contemplated by this Agreement and such Party’s performance under such contracts.  Each Party agrees to withhold from wages, salaries, fees or other remuneration of its agents, servants, employees or sub-contractors, all sums required to be withheld by the Laws of the country having jurisdiction over such contracts and to pay such sums promptly when due to the proper Governmental Authorities.

ARTICLE 7

EXCLUSIVE RIGHTS

Section 7.1 Noncompetition.

In consideration of the benefits to be derived, directly and indirectly, from this Agreement, the Parties covenant and agree that for the duration of this Agreement, the Parties shall not enter into any other similar strategic alliance, partnership or other similar business arrangement with another party for the joint design, development, manufacturing, promotion, operation, maintenance, and/or marketing of Subsea Well Intervention Systems as contemplated by this Agreement (a “Proscribed Activity”).

Section 7.2 Limitation on Noncompetition.

Notwithstanding any provision of Section 7.1 to the contrary, no Party shall be prohibited from:

(a) the acquisition (i) by a Party or its parent company (a Person owning fifty percent (50%) or more of a Party) or any of its Affiliates, whether by asset purchase, stock purchase, merger, consolidation or otherwise, of any Person partially engaged in any Proscribed Activity, or (ii) of a Party or any of its Affiliates or its parent company by a Person that is partially engaged in a Proscribed Activity; or

(b) the provision of any Helix Alliance Assets, OneSubsea Well Access Packages (other than as may be limited pursuant to Section 2.7(c)), or Schlumberger Subsea Well Intervention Services to other customers in the normal course of either Party’s business, or the sale (or termination of charter) of any Helix Alliance Assets or Schlumberger Subsea Well Intervention Services business lines to a third party in a business transaction.

ARTICLE 8
CONFIDENTIALITY

Section 8.1 General.

No right or ownership interest shall be acquired by a Party in any Confidential Information from another Party.

Section 8.2 Confidential Treatment.

Each Party in its capacity as a receiving Party agrees that Confidential Information: (i) shall be treated in confidence by the receiving Party, shall not be disclosed to any third party other than as expressly contemplated under this Agreement, shall be used only for the purposes contemplated under this Agreement; (ii) shall not be reproduced or copied in whole or in part, except as necessary for the purposes contemplated under this Agreement, and shall be disseminated only to those employees or agents of the receiving Party or third parties who have agreed or are otherwise under a duty to maintain such Confidential Information in confidence (provided that the Party disseminating such Confidential Information shall in any event remain liable for any wrongful disclosure thereof by its employees or agents); and (iii) shall, together with any copies thereof, be returned (or at the option of the disclosing Party, destroyed or if recorded on an erasable storage medium, erased) at the disclosing Party’s instruction or otherwise when no longer needed.  A receiving Party may disclose Confidential Information which is required to be disclosed by Law to any court, competent authority, or any Governmental Authority to which such receiving Party is subject, provided that such receiving Party, if permitted and as soon as reasonably practicable, informs the disclosing Party of the disclosure requirement and provided further that if requested by the disclosing Party, the receiving Party takes reasonable actions at the expense of the disclosing Party to avoid and/or minimize the degree of such disclosure.

Section 8.3 Period in Effect.

The provisions of this Article 8 shall remain in effect during the term of this Agreement and for a period of three (3) years following termination of this Agreement, unless otherwise agreed in writing by the Parties.

ARTICLE 9
TRANSFER AND LICENSING OF TECHNOLOGY

Section 9.1 Provision of Technology.

Except as expressly provided herein, this Agreement shall not be construed to transfer, grant or promise either ownership or any licensing rights to any Party or to any Party’s Affiliates, of any other Party’s Intellectual Property in its possession prior to the date of this Agreement together with any and all Intellectual Property developed by that party outside of the work done under this Agreement (“Background Intellectual Property”).  Each Party grants to the other Parties and their respective Affiliates a worldwide, non-exclusive, nontransferable, non sublicensable, royalty-free right to use the Background Intellectual Property contributed by that Party solely for purposes of performance of Alliance Activities.

Section 9.2 Improvements, Modifications and Derivative Work.

Any Intellectual Property in all improvements, modifications or other derivative work created or developed, or any activity pursued while working under this Agreement (“Foreground Intellectual Property”), shall vest as follows:

(a) The Parties acknowledge that OneSubsea or its designated Affiliate owns any and all Foreground Intellectual Property created solely by OneSubsea or its Affiliate.

(b) The Parties acknowledge that Helix or its designated Affiliate owns any and all Foreground Intellectual Property created solely by Helix or its Affiliate.

(c) The Parties acknowledge that Schlumberger or its designated Affiliate owns any and all Foreground Intellectual Property created solely by Schlumberger or its Affiliate.

(d) OneSubsea, Helix and Schlumberger agree that jointly developed systems, components and methodology, including with respect to the Alliance Well Access Packages that are developed by OneSubsea and Helix pursuant to the JEMA, shall be Foreground Intellectual Property jointly owned by the Parties to which such jointly developed Foreground Intellectual Property is attributed.

(e) In the event of any dispute regarding in whom the ownership of any Foreground Intellectual Property vests in accordance with Sections 9.2(a)-(d) above, such dispute shall be resolved pursuant to Section 13.2.

Section 9.3 Patents and Inventions.

(a) Each Party agrees to notify in writing the other Parties of any invention created by a Party in connection with the transactions contemplated by this Agreement promptly after it receives an invention disclosure.  In the event such invention shall be owned solely by one Party, consistent with Section 9.2(a), 9.2(b) or 9.2(c), the owning Party shall inform the other Parties of the preparation, filing, prosecution and maintenance of all patent applications and patents relating to such invention.  In the event such invention falls within the occurrence of Section 9.2(d), the owning Parties, upon agreement among those Parties or resolution pursuant to Article 13, will proceed to (i) prepare, file, prosecute and maintain of all patent applications and patents relating to such invention and keep the other Parties informed of same in case of a sole owning Party or (ii) will mutually agree on management of the related patent applications and patents in case of joint ownership and will keep the non-owning Party informed of same.

(b) Upon request, a Party shall give all reasonable assistance to the owning Party or Parties in prosecuting any patent applications and shall execute any instrument necessary to enable the owning Party or Parties to obtain a patent on such application.  The costs of drafting, filing, prosecuting, defending and maintaining patent applications and patents shall be supported by the owning Party or Parties.

(c) Decisions with respect to obtaining patent or other intellectual property protection on Foreground Intellectual Property will be made by the owning Party under Section 9.2(a), 9.2(b) or 9.2(c), or Parties under 9.2(d) and the owning Party or Parties shall pay the costs of obtaining such protection. Notwithstanding the foregoing, decisions with respect to obtaining patent or other intellectual property protection on Foreground Intellectual Property under Section 9.2(d) solely relating to the manufacturing of components of Well Access Packages shall be made by OneSubsea. In the event that an owning Party does not file an application within six (6) months of disclosing the invention as described in Section 9.3(a), one or more of the remaining Parties may notify in writing the owning Party of an intention to take over the attempt to obtain protection. Unless the owning Party objects in writing within one (1) month of receipt of this written notice, one or more remaining Parties may take over the attempt to obtain such protection. In that event, the one or more remaining Parties shall pay the costs of obtaining such protection and, whenever requested to do so by the one or more remaining Parties, the owning Party shall assign the Foreground Intellectual Property and the owning Party agrees to execute any and all applications, assignments, or other instruments which the one or more remaining Parties shall deem necessary to apply for and obtain Letters Patent of the United States, or any foreign country, or to protect otherwise the owner’s interests therein or to permit or assist a Party in exercising, evidencing or perfecting its rights in that Project Intellectual Property.

(d) Each Party (the “Licensor”) grants to the other Parties and their respective Affiliates (the “Licensees”) a perpetual, worldwide, royalty-free, non-exclusive, nontransferable license to use Licensor’s solely owned or its share of jointly owned Foreground Intellectual Property only for the respective business (i.e. Helix Business, OneSubsea Business, or Schlumberger Business) of each Licensee.  The Licensee cannot sublicense such license to any third party without the prior written consent of the Licensor.  Further, upon the consent of the Licensor, in the event the Licensee sublicenses a right to a Foreground Intellectual Property to a third party outside the scope of such Licensee’s own business, then Licensor and Licensee shall negotiate to determine a fair mechanism for sharing royalties derived therefrom.

(e) Any owner or co-owner of Foreground Intellectual Property, at its sole discretion, individually or jointly, may bring enforcement actions against any infringer of any sole or joint owned Foreground Intellectual Property right.  The costs of any joint proceeding shall be borne equally by the Parties unless otherwise agreed.  If a Party chooses not to participate in the enforcement action, the enforcing Party shall bear all costs and expenses associated with such enforcement action.  The non-enforcing Party agrees to cooperate with the enforcing party and will join as an indispensable party when required by law.  Any money recovered by way of damages or otherwise in respect to any such proceeding shall be kept by the Party which bore the costs of such proceeding; or, in the case where the parties have shared the costs, shall be shared in the same proportion as the costs, unless otherwise agreed.

Section 9.4 Acknowledgment of Intellectual Property Rights.

Each Party recognizes and acknowledges the ownership by each other Party and its Affiliates of all patents, copyrights, trademarks, service marks, business or corporate names, know how, trade secrets and other intellectual property rights which such Party currently owns and further agrees that the owning Party shall have the right to take all appropriate actions to protect such rights and the other Parties shall inform the owning Party should any action be taken which threatens such owning Party’s intellectual property rights.

Section 9.5 Licensing.

The Parties agree that supply of technology and equipment to the Alliance for conduct of Alliance Activities outside the United States pursuant to the transactions contemplated by this Agreement may be subject to the issuance of an export license by applicable Governmental Authorities, if any, and the execution of a license agreement by the Parties, if applicable.

Section 9.6 Compliance with Licensing.

The Parties recognize that Governmental Authorities may restrict usage of certain technology and equipment which may be used in connection with Alliance Activities.  A Party may require any of the other Parties and/or any applicable third party participant in an Alliance Activity to enter into a standard equipment license agreement incorporating restrictions on the use of such equipment or technology in accordance with applicable Law.  The Parties shall abide by all conditions imposed by the applicable export license(s) and equipment license agreement(s), as may be applicable.

Section 9.7 Other Governmental Approvals.

Each Party shall use its best efforts on an ongoing basis to obtain and maintain all necessary approvals, licenses, permits, multiple entry-exit visas, and other documents or permissions as may be required from applicable Governmental Authorities for the Parties’ conduct of Alliance Activities.

ARTICLE 10
LIABILITIES AND INDEMNIFICATION

Section 10.1 INDEMNIFICATION.

EACH PARTY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTIES, THEIR AFFILIATES AND RELATED PARTIES FROM AND AGAINST ANY AND ALL ACTIONS, CLAIMS, JUDGMENTS, DAMAGES, LOSSES, PENALTIES, FINES, LIABILITIES (INCLUDING STRICT LIABILITY), ENCUMBRANCES, LIENS, COSTS AND EXPENSES OF DEFENSE (INCLUDING REASONABLE ATTORNEY’S FEES AND DISBURSEMENTS) RELATED TO OR ARISING WITH RESPECT TO SUCH PARTY’S: (I) INTELLECTUAL PROPERTY INFRINGEMENT AS A RESULT OF THE USE OF THAT PARTY’S (THE “DISCLOSING PARTY”) GOODS AND SERVICES PROVIDED TO THE OTHER PARTIES (IN EACH CASE, THE “RECEIVING PARTY”) IN CONNECTION WITH ALLIANCE ACTIVITIES, EXCEPT TO THE EXTENT SUCH INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS ARE BASED ON: (A) THE RECEIVING PARTY’S USE OF PRODUCTS OR SERVICES IN COMBINATION WITH PRODUCTS OR SERVICES NOT PROVIDED BY THE DISCLOSING PARTY; (B) WHERE THE DISCLOSING PARTY‘S PRODUCTS OR SERVICES HAVE BEEN SPECIALLY MODIFIED, DESIGNED AND/OR MANUFACTURED BASED ON THE RECEIVING PARTY’S REQUEST OR INFORMATION; (C) UNAUTHORIZED ADDITIONS OR MODIFICATIONS BY OR ON BEHALF OF THE RECEIVING PARTY TO THE DISCLOSING PARTY’S PRODUCTS OR SERVICES; OR (D) THE RECEIVING PARTY’S USE OF THE DISCLOSING PARTY’S PRODUCTS OR SERVICES WHICH USE DOES

NOT CORRESPOND TO THE DISCLOSING PARTY’S PUBLISHED STANDARDS OR SPECIFICATIONS; (II) BREACH OR OTHER INACCURACY OF ANY REPRESENTATION OR WARRANTY OF SUCH PARTY AS SET FORTH IN ARTICLE 12; AND (III) BREACH OF LAWS.

Section 10.2 No Consequential Damages.

NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR, OR REQUIRED TO INDEMNIFY OR PAY TO SUCH PARTY, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECULATIVE DAMAGES FOR ANY PURPOSES WHATSOEVER UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS PROFIT, LOSS OF BUSINESS OPPORTUNITY, DAMAGES BASED UPON THEORIES OF QUASI-CONTRACT OR PROMISSORY ESTOPPEL, OR SIMILAR DAMAGES.  For purposes of the foregoing, actual damages may, however, include indirect, consequential, punitive or speculative damages to the extent (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate of a Party and (b) such damages are recovered against an Indemnified Party by a Person that is a third party who is not an Affiliate of such Party.  This Section 10.2 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder.

Section 10.3 Claims for Reimbursement.

In the event that any Party shall have (i) suffered any loss or (ii) received any notice of the commencement of any action, investigation or other proceeding, or the making of any claim or demand by a third party (a “Third Party Claim”), in respect of which indemnification may be sought by such Party pursuant to this Article 10 (the “Indemnified Party”), the Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice of such loss or Third Party Claim setting forth in reasonable detail such information as it shall have pertaining to such Third Party Claim and the Indemnified Party’s demand for indemnification in respect to such Third Party Claim.  Written notice of Third Party Claims shall be given to the Indemnifying Party as promptly as practicable (and in any event within thirty (30) days after the service of any initial citation or summons or delivery of a demand letter).  Failure to timely provide such notice of a Third Party Claim shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.  The Indemnifying Party shall have thirty (30) days from the date of receipt of each such notice (the “Investigation Period”) to investigate and dispute the nature, validity or amount of any such Third Party Claim, and acknowledge in writing its obligation to indemnify the Indemnified Party for such Third Party Claim.  During the Investigation Period, the Indemnifying Party shall have reasonable access, during normal business hours, to the books and records of the Indemnified Party relating to such Third Party Claim for the purpose of such investigation.  If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party for a Third Party Claim within the Investigation Period, the Indemnifying Party will be deemed to have rejected such Third Party Claim.  In the event that the Indemnifying Party disputes the nature, validity or amount of a Third Party Claim, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within the Investigation Period, and the Indemnified and Indemnifying Parties shall meet promptly after receipt of such notice of dispute and in good faith attempt to resolve such dispute by agreement within twenty-one (21) days following receipt of such notice of dispute.

Section 10.4 Defense of Third Party Claims.

(a) In the event an Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for a Third Party Claim, then the Indemnifying Party shall have the option to assume control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend such Third Party Claim, at the Indemnifying Party’s sole cost, risk and expense (the “Direct Litigation Option”).  In order to exercise the Direct Litigation Option the Indemnifying Party shall give written notice of such exercise to the Indemnified Party.  If the Indemnifying Party so elects, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising from such claim; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.

(b) If the Indemnifying Party does not elect the Direct Litigation Option or otherwise does not acknowledge in writing its obligation to indemnify the Indemnified Party pursuant to Section 10.3, then the Indemnified Party shall defend against the Third Party Claim in the manner it deems appropriate, subject to Section 10.5 below; provided, however, that the Indemnifying Party may, at its own cost, participate in (but not control) any defense of such Third Party Claim and any appeal arising therefrom.

Section 10.5 Settlement of Third Party Claims.

(a) If the Indemnifying Party exercises the Direct Litigation Option, it shall have the right to settle the Third Party Claim, provided that the Indemnifying Party shall not enter into any compromise or settlement of such Third Party Claim without the Indemnified Party’s written consent, but provided further that such consent shall not be required if (a) the compromise or settlement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (b) the compromise or settlement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates and (c) the compromise or settlement does not create a financial or other obligation on the part of the Indemnified Party or any other person other than the Indemnifying Party.

(b) If the Indemnifying Party does not elect the Direct Litigation Option, the Indemnified Party shall have the right to settle the Third Party Claim, provided that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.6 Cooperation.

If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any reasonably related counterclaim against the third party asserting the Third Party Claim or any cross complaint against any person and making the books and records and personnel of the Indemnified Party reasonably available during normal business hours.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations and Warranties of Helix.

Helix hereby represents and warrants to OneSubsea and Schlumberger effective as of the Effective Date as follows:

(a) Helix is a corporation duly organized and validly existing under the laws of the State of Minnesota and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(b) This Agreement has been executed by a duly authorized representative of Helix and constitutes a valid and legally binding obligation of Helix.

(c) Helix is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair (i) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (ii) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(d) The execution, delivery and performance of this Agreement does not materially violate (i) any Laws, (ii) any provision of Helix’s Certificate of Incorporation or Bylaws, or (iii) any material contract or instrument by which Helix or any of its assets is bound.

(e) Each Schedule (including each Schedule to the Confidential Memorandum) prepared by Helix constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

Section 11.2 Representations and Warranties of OneSubsea.

(a) OneSubsea US hereby represents and warrants to Helix and Schlumberger effective as of the Effective Date as follows:

(i)    OneSubsea US is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(ii)   This Agreement has been executed by a duly authorized representative of OneSubsea US and constitutes valid and legally binding obligations of OneSubsea US.

(iii)  OneSubsea US is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair (x) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (y) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(iv)  The execution, delivery, and performance of this Agreement does not materially violate (x) any Laws, (y) any provision of OneSubsea US’s Certificate of Formation or Articles of Operating Agreement, or (z) any material contract or instrument by which OneSubsea US or any of its assets is bound.

(v)  Each Schedule (including each Schedule to the Confidential Memorandum) prepared by OneSubsea US constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

(vi)  The only OneSubsea entities engaged in the OneSubsea Business are OneSubsea US and OneSubsea BV and their respective Affiliates.

(b) OneSubsea BV hereby represents and warrants to Helix and Schlumberger effective as of the Effective Date as follows:

(i)   OneSubsea BV is a Netherlands private company with limited liability duly organized and validly existing and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(ii)  This Agreement has been executed by a duly authorized representative of OneSubsea BV and constitutes valid and legally binding obligations of OneSubsea BV.

(iii)  OneSubsea BV is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair (x) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (y) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(iv) The execution, delivery, and performance of this Agreement does not materially violate (x) any Laws, (y) any provision of OneSubsea BV’s Articles of Association, or (z) any material contract or instrument by which OneSubsea BV or any of its assets is bound.

(v)  Each Schedule (including each Schedule to the Confidential Memorandum) prepared by OneSubsea BV constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

(vi) The only OneSubsea entities engaged in the OneSubsea Business are OneSubsea US and OneSubsea BV and their respective Affiliates.

Section 11.3 Representations and Warranties of Schlumberger.

(a) STC hereby represents and warrants to Helix and OneSubsea effective as of the Effective Date as follows:

(i)   STC is a corporation duly organized and validly existing under the laws of the State of Texas and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(ii)  This Agreement has been executed by a duly authorized representative of STC and constitutes valid and legally binding obligations of STC.

(iii)  STC is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair (x) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (y) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(iv)  The execution, delivery, and performance of this Agreement does not materially violate (x) any Laws, (y) any provision of STC’s Certificate of Incorporation or Bylaws, or (z) any material contract or instrument by which STC or any of its assets is bound.

(v)  Each Schedule (including each Schedule to the Confidential Memorandum) prepared by STC constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

(vi) The only Affiliates of Schlumberger Limited engaged in the provision of Schlumberger Well Intervention Services are STC, SLBV, SOHL, and STC’s, SLBV’s and SOHL’s Affiliates.

(b) SLBV hereby represents and warrants to Helix and OneSubsea effective as of the Effective Date as follows:

(i)   SLBV is a limited liability company duly organized and validly existing under the laws of the Netherlands and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(ii)  This Agreement has been executed by a duly authorized representative of SLBV and constitutes valid and legally binding obligations of SLBV.

(iii)  SLBV is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation,

court action or other proceeding) which would impair (x) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (y) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(iv) The execution, delivery, and performance of this Agreement does not materially violate (x) any Laws, (y) any provision of SLBV’s constitutional documents, or (z) any material contract or instrument by which SLBV or any of its assets is bound.

(v)  Each Schedule (including each Schedule to the Confidential Memorandum) prepared by SLBV constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

(vi) The only Affiliates of Schlumberger Limited engaged in the provision of Schlumberger Well Intervention Services are STC, SLBV, SOHL, and STC’s, SLBV’s and SOHL’s Affiliates.

(c) SOHL hereby represents and warrants to Helix and OneSubsea effective as of the Effective Date as follows:

(i)   SOHL is a Business Company duly organized and validly existing under the laws of the British Virgin Islands and has full legal right, power, and authority to perform this Agreement in accordance with its terms.

(ii)  This Agreement has been executed by a duly authorized representative of SOHL and constitutes valid and legally binding obligations of SOHL.

(iii)  SOHL is not a party to any pending discussions, litigation, court action, settlement, or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair (x) its ability to fully perform this Agreement or which seeks to enjoin or obtain damages with respect to the transactions provided for in this Agreement or (y) any of the other Parties’ freedom to operate the technology expected to be developed during the term of this Agreement.

(iv) The execution, delivery, and performance of this Agreement does not materially violate (i) any Laws, (ii) any provision of SOHL’s constitutional documents, or (iii) any material contract or instrument by which SOHL or any of its assets is bound.

(v)  Each Schedule (including each Schedule to the Confidential Memorandum) prepared by SOHL constitutes a true, accurate, and complete list in all material respects of the information disclosed, and accurately describes in all material respects the specified items on such Schedule without any material omission of fact.

(vi) The only Affiliates of Schlumberger Limited engaged in the provision of Schlumberger Well Intervention Services are STC, SLBV, SOHL, and STC’s, SLBV’s and SOHL’s Affiliates.

ARTICLE 12
TERM OF AGREEMENT

Section 12.1 Commencement of Agreement.

This Agreement shall take effect on the Effective Date.

Section 12.2 Termination.

(a) This Agreement may be terminated at any time by the mutual agreement of the Parties in writing.  This Agreement shall also terminate:

(i)   on January 5, 2025;

(ii)  in the event (i) an order is made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of any Party (otherwise than for the purpose of reconstruction or amalgamation) which remains in effect for a period of thirty (30) days or more, or (ii) a receiver is appointed for a Party or (iii) a Party suspends payment or ceases to carry on business generally;

(iii) upon delivery of written notice of termination by a non-breaching Party, in the event the other Party/ies breaches any material provision of this Agreement and the breaching Party/ies fails to remedy such breach within sixty (60) days from the receipt of written notice of such breach from the non-breaching Party;

(iv) upon delivery of written notice by a Party upon the occurrence of a Change of Control with respect to another Party which the terminating Party reasonably believes to permit the exercise of control over the nonterminating Party by a competitor of the terminating Party;

(v)  upon delivery of written notice of termination in the event of the occurrence of an Irrevocable Material Dispute, unless such Irrevocable Material Dispute arises within the first three (3) years of the term hereof;

(vi) upon delivery of written notice of termination by Helix or OneSubsea in the event of the termination of the JEMA pursuant to the terms thereof; or

(vii) for any other reason specified in this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 12.2(a)(ii), (iii), (iv), (v) or (vi) by one, but not all, of the Parties who have the right to terminate the Agreement pursuant to such provision, the non-terminating Parties shall in good faith enter into a new agreement which preserves the provisions of this Agreement applicable to such non-terminating Parties (as well as general provisions not specifically applicable to the terminated Party) and under which such remaining Parties shall continue to pursue existing and future Alliance Activities consistent with the objectives of such Parties vis-à-vis one another in forming the Alliance pursuant to this Agreement, and until such new agreement is entered into, such Parties agree that the provisions of this Agreement applicable to the non-terminating Parties (as well as general provisions not specifically applicable to the terminated Party) shall remain in full force and effect.

Section 12.3 Extension of Term.

The term of this Agreement may be extended for additional periods of one (1) year each if the Parties agree in writing to such extension at any time prior to the termination of this Agreement.

Section 12.4 Effect of Termination.

Termination of this Agreement shall have no effect (i) on any rights or obligations of the Parties which accrued or arose on or before the date of such termination, expressly including without limitation Articles 9, 10, 11 and 13 of this Agreement, (ii) any provisions which by their express terms contemplate performance following such termination, or (iii) any right or cause of action and related remedies arising out of a Party’s breach of this Agreement.  For the sake of clarity, the Parties expressly agree that each Party shall retain any rights it may have to share in Revenue received from performance of Alliance Activities in accordance with this Agreement even after termination of this Agreement.

ARTICLE 13
DISPUTE RESOLUTION

Section 13.1 Expert Mediation.

If a dispute arising from or related to this Agreement or the transactions contemplated hereby arises among the Parties, then a meeting of the affected Parties’ members of the Governance Board shall be held promptly to attempt in good faith to negotiate a resolution of the dispute.  If, within fourteen (14) days after such meeting, or such further period agreed to among the Parties in writing, the Parties have not succeeded in negotiating a resolution of the dispute, the Parties agree to submit the dispute to non-binding mediation, except those disputes which relate to intellectual property, which shall be resolved in accordance with Sections 13.2-13.7 below.  The Parties shall collectively appoint an acceptable mediator.  If the Parties are unable to agree upon the appointment of a mediator within thirty (30) days after the end of the negotiation period described above, the Parties shall request that a mediator be appointed by the AAA in Houston, Texas.  The appointment of a mediator shall take the following into account: (a) the need for the mediator to be neutral and independent; (b) the need for a mediator experienced in and knowledgeable about the offshore oilfield services industry; (c) the mediator’s fees; (d) the mediator’s availability; and (e) any other consideration likely to result in the selection of an impartial, competent and effective mediator.  The Parties agree to participate in good faith in a mediation session which must occur within thirty (30) days after the appointment of the mediator, or such further period agreed to among the Parties in writing.  The mediation will be conducted in accordance with mediation rules in effect in the United States District Court for the Southern District of Texas, and the mediator shall resolve all issues concerning the procedures applicable to the mediation.  Notwithstanding this agreement to mediate disputes, any Party may file a complaint for statute of limitation reasons or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage. Each Party shall be responsible for its own internal costs of participating in the mediation (including outside counsel and the cost of providing expert testimony) and the collective costs of the mediation (including the costs of the mediator(s)) shall be borne equally by each Party.

Section 13.2 Continuing Disputes.

Any dispute arising from or related to this Agreement or the transactions contemplated hereby which is not resolved following the process set forth in Section 13.1 above, upon written notice by one Party to the other Parties shall be submitted to final and binding arbitration before an Arbitration Tribunal in accordance with the Commercial Arbitration Rules of the AAA.  Matters not specifically provided for in Sections 13.2-13.7 shall be governed by the AAA Rules.

Section 13.3 Arbitration Tribunal.

(a) The Arbitration Tribunal shall consist of three (3) arbitrators, comprised as follows:

(i)   In the event the applicable dispute is among all Parties, each of the arbitrators shall be appointed by the AAA, with one of the three arbitrators serving as the presiding arbitrator on the Arbitration Tribunal.

(ii)  In the event the applicable dispute is between exactly two (2) Parties, then each Party shall appoint one (1) arbitrator.  The two arbitrators thus appointed shall appoint the third arbitrator, who shall serve as the presiding officer of the Arbitration Tribunal.  If a Party fails to appoint its arbitrator within thirty (30) days of the receipt of a written request from a Party for arbitration, such arbitrator shall be appointed by the other Party’s appointed arbitrator.  If the two arbitrators thus appointed fail to agree on the appointment of the third arbitrator within ten (10) days of the appointment of the second arbitrator and if the Parties do not otherwise agree, the AAA shall appoint the third arbitrator.  The third arbitrator shall be the presiding arbitrator on the Arbitration Tribunal.

(b) In all disputes, each arbitrator must be (i) an independent arbitrator who does not have any financial or other personal interest in the dispute and (ii) experienced in and knowledgeable about the offshore oilfield services industry.

Section 13.4 Procedures for Arbitration.

The arbitration shall be conducted in the English language and shall take place in Houston, Texas.  The Arbitration Tribunal shall decide by majority vote on points of substance, law and otherwise, and the decision of the Arbitration Tribunal shall be rendered in writing and shall state the reasons for the decision and the date and the place of the decision.  All decisions of the Arbitration Tribunal shall be rendered in the English language and shall be final and non-appealable and binding on the Parties and may be entered against them in a court of competent jurisdiction.  The Arbitration Tribunal shall determine the costs of arbitration in its awards, and such costs shall be allocated between the Parties as determined by the Arbitration Tribunal.  The Arbitration Tribunal shall not have any authority to award exemplary or punitive damages.

Section 13.5 Consent to Jurisdiction.

Each of the Parties agrees that any judgment rendered by the Arbitration Tribunal may be executed against its assets in any jurisdiction.  By execution of this Agreement, each of the Parties hereby irrevocably submits to the nonexclusive jurisdiction of the appropriate courts in Harris County, Texas in any legal action or proceeding relating to such execution of judgment.  The Parties hereby irrevocably waive any objection they may have to any suit, action or proceeding arising out of or relating to the enforcement of an arbitration judgment under this Agreement, whether brought in Harris County, Texas or in any other jurisdiction in which it has assets, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any jurisdiction has been brought in any inconvenient forum.

Section 13.6 No Other Actions.

No Party will commence or prosecute any suit or action against another Party relating to any dispute arising from or related to this Agreement or the transactions contemplated hereby, other than as may be necessary to compel arbitration under this Article 13, seek injunctive relief pending arbitration hereunder, or to enforce the award of the Arbitration Tribunal.

Section 13.7 No Suspension of Obligations.

Neither the existence of any dispute, controversy, or claim nor the fact that any arbitration is pending shall relieve any of the Parties of its obligations under this Agreement except for obligations related to matters in dispute and under such pending arbitration.  Notwithstanding the foregoing, the Parties’ obligations set forth in Article 7 shall not be suspended even if related to matters in dispute and under pending arbitration.

ARTICLE 14
MISCELLANEOUS

Section 14.1 Notices.

Unless otherwise expressly provided in this Agreement, all notices, statements, services of process and other communications to be given under this Agreement by any Party to another Party shall be given to their addresses listed below in writing and delivered by registered mail, messenger service or any form of electronic transmission (including telex and facsimile transmission) provided that confirmation of delivery is received:

Helix Energy Solutions Group, Inc.
3505 W. Sam Houston Pkwy N.
Suite 400
Houston, Texas  77043
Attention:  General Counsel
Fax:  +1 (281) 618-0505

OneSubsea LLC
4646 W. Sam Houston Pkwy N.
Suite 400
Houston, Texas  77041
Attention:  Chief Legal Officer
Fax:  +1 (713) 939-2753

OneSubsea B.V.
4646 W. Sam Houston Pkwy N.
Suite 400
Houston, Texas  77041
Attention:  Chief Legal Officer
Fax:  +1 (713) 939-2753

Schlumberger Technology Corporation
300 Schlumberger Drive
Sugar Land, Texas  77478
Attention:  General Counsel
Fax:  +1 (281) 285-6952

Schlumberger B.V.
Parkstraat 83/89
2514 JG  The Hague
The Netherlands
Attention:  Eileen Hardell, Esq.
Fax:  +31-80-310-5485

Schlumberger Oilfield Holdings Ltd.
Craigmuir Chambers, P.O. Box 761
Road Town, Tortola, B.V.I.
Attention:  Eileen Hardell, Assistant Secretary
Fax: +31-80-310-5485

The address at which any Party may receive a notice may be changed by delivery of written notice of a new address to the other Parties.

Section 14.2 Severability.

If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision or condition is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.3 Entire Agreement; Amendments.

This Agreement, the Confidential Memorandum and the JEMA, and the Schedules (including amendments and supplements thereto) hereto and thereto, contain the entire understanding among the Parties relating to the subject matter contained herein and therein and merges all prior negotiations, agreements, letters of intent, protocols, and discussions among them relating to the subject matter contained herein and therein.  That certain Letter of Intent dated August 7, 2014, as amended, among Helix, OneSubsea US and STC, is hereby terminated.  This Agreement may be altered, amended, or repealed, and a new agreement adopted, only by the mutual written agreement of the Parties.

Section 14.4 Waiver of Rights.

A Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay on the part of any Party in the exercise of any power or right under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such power or right preclude any other or further exercise of such right or power.

Section 14.5 Binding Effect.

This Agreement shall be binding upon and inure to the sole benefit of the Parties, and subject to the terms of this Agreement, their respective successors and permitted assigns, and no other person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.

Section 14.6 Parties Not a Partnership or Legal Entity.

This Agreement shall constitute a contractual commitment of the Parties and shall not be deemed a partnership, limited partnership, limited liability company, joint stock company, or other legal entity for any purpose or to appoint one Party to act as the general agent of another Party.  Each Party specifically disclaims liability to any third Party for the actions or failures of the other Party, whether or not such actions or failure are in accordance with this Agreement.

Section 14.7 Assignment.

No Party shall assign any of its rights or obligations under this Agreement to a third party without the prior written consent of each of the other Parties; provided that such assignment shall not relieve such assigning Party of any of its obligations and responsibilities to the non-assigning Party unless expressly released from same in writing by such non-assigning Parties.

Section 14.8 Publicity.

As soon as practicable following the execution of this Agreement the Parties shall prepare a joint press release in mutually agreeable form announcing the execution of this Agreement and describing certain of the provisions contained herein.  At mutually acceptable times during the term of this Agreement the Parties shall prepare additional joint press releases in mutually agreeable form announcing the completion of various achievements or milestones resulting from the provisions contained in this Agreement.  Each Party agrees that each of the other Parties may be required to make certain disclosures with respect to this Agreement and the transactions contemplated hereby in accordance with applicable Laws.  Other than the Current Report on Form 8-K to be filed by Helix following the execution of this Agreement, the filing of which is hereby acknowledged and agreed, prior to making any such required disclosure the Party required to make such disclosure will use its reasonable efforts to provide the other Parties in advance of such disclosure the content of the proposed disclosure and the proposed time, manner and place of such disclosure.

Section 14.9 Compliance by Affiliates.

Each Party shall cause its Affiliates to comply with the provisions of this Agreement, including Article 2.  Any breach of the provisions of this Agreement by an Affiliate of a Party shall be deemed a breach of the provisions of this Agreement by such Party.

Section 14.10 Equitable Remedies.

Notwithstanding the provisions of Article 13 above, each Party hereby acknowledges and agrees that nothing contained in this Agreement shall preclude any Party from seeking equitable relief, including specific performance, in a court of competent jurisdiction, in addition to all other remedies available to such Party.

Section 14.11 Good Faith and Fair Dealing.

With regard to their respective obligations and commitments under this Agreement, each Party covenants that it shall act in good faith and deal fairly with the other Parties hereto.

Section 14.12 Further Assurance.

The Parties shall execute and deliver, or cause to be executed and delivered, such other agreements, assignments, conveyances, certificates, and documents as are required, necessary, or appropriate to effect the purposes of this Agreement.  The Parties shall also make all provisions of notice, governmental registrations, administrative filings, and receipt of consents necessary or advisable to make the transactions contemplated by this Agreement.

Section 14.13 Construction of Ambiguity.

Each Party agrees and acknowledges that this Agreement has been jointly negotiated and drafted and expresses the collective intent of the Parties.  Accordingly, in the event an ambiguity exists with regard to the interpretation of any particular provision of this Agreement, the rule of construction against the drafting Party, whichever it may be, shall have no application to this Agreement. In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) each Schedule (including amendments and supplements thereto) to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Schedule (including amendments and supplements thereto), the provisions of the main body of this Agreement shall prevail; and

(c) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

Section 14.14 Expenses.

Each Party shall bear its own costs and expenses incurred in its performance of this Agreement, unless provided otherwise in this Agreement.

Section 14.15 Prohibited Payments.

No Party or any representative thereof shall make any Prohibited Payment or otherwise violate any Anti-Corruption Laws, directly or indirectly, in the course of the performance of this Agreement or any of the activities contemplated hereunder.  Each Party shall put in place such procedures as it may reasonably deem necessary to inform its officers, directors and employees in writing on a periodic basis of the prohibition of Prohibited Payments and compliance with Anti-Corruption Laws with regard to the Alliance, to obtain on a periodic basis their written acknowledgment of and agreement to abide by such prohibition and compliance, and to include appropriate language in all of such Party’s contracts with foreign sales agents or representatives, distributors and consultants incorporating the substance of such prohibition and compliance.

Section 14.16 Choice of Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

Section 14.17 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be duly executed as of the Effective Date.

ONESUBSEA LLC

By:	/s/ Mike Garding
Name:	Mike Garding
Title:	President and Chief Executive Officer

ONESUBSEA B.V.

By:	/s/ Justin Stuart Purcell
Name:	Justin Stuart Purcell
Title:	Director

By:	/s/ A.R. Verburg
Name:	A.R. Verburg
Title:	Schlumberger Appointee

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ S.A. Sparks
Name:	S.A. Sparks
Title:	Vice President Commercial

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ A. Nicolet
Name:	A. Nicolet
Title:	VP

SCHLUMBERGER B.V.

By:	/s/ A.R. Verburg
Name:	A.R. Verburg
Title:	Director

SCHLUMBERGER OILFIELD HOLDINGS LTD.

By:	/s/ Clive Eckersley
Name:	Clive Eckersley

Signature Page to Strategic Alliance Agreement

SCHEDULE 2.3(a)(i)

HELIX ALLIANCE ASSETS

Vessel Name	Flag	Official or IMO No.	Status
Q4000	USA	1122763	Owned
Q5000	Bahamas	7000653	Owned (under construction; delivery expected April 2015)
Q7000	Bahamas	TBD	Owned
Helix 534	Bahamas	7403469	Owned
Siem Helix 1	TBD	TBD	Chartered (time charter) (under construction)
Siem Helix 2	TBD	TBD	Chartered (time charter) (under construction)
Seawell	UK	8324567	Owned
Well Enhancer	UK	9421996	Owned
Skandi Constructor	Bahamas	9431642	Chartered (time charter)

Note: Some of the Helix Alliance Assets are under long-term contracts.  For example, depending on the date the vessels are constructed and delivered, under current contracts Siem Helix 1 and Siem Helix 2 may be 100% Unavailable for a term of years.

SCHEDULE 2.6(a)(i)

SCHLUMBERGER ALLIANCE SERVICES

Currently In-Scope Schlumberger Well Intervention Services

Standard Cased-hole Wireline Services in the Gulf of Mexico and North Sea

Standard Slickline Services in the Gulf of Mexico and North Sea

Standard Coiled Tubing Services in the Gulf of Mexico and North Sea

Further Schlumberger Well Intervention Services

Service Name	Description
Additional Cased-hole Wireline services	Needed for understanding of well and reservoir to optimize production. Includes services such as Scanner services, ReSOLVE instrumented wireline, Analysis behind casing, StreamLine, etc.
Additional Coiled Tubing services	CT applications include matrix and fracture stimulation, wellbore cleanout, logging, perforating, nitrogen kickoff, sand control, drilling, cementing, well circulation, and mechanical isolation
Integrated Project Management (IPM)	Delivering project management for well intervention necessary to abanadon, maintain or increase production. Will cover well engineering, wellsite supervision, logistics, procurement etc.
Cementing	Cementing services for supporting and protecting well casing and providing zonal isolation.
Fishing	Services for recovering equipment lost downhole
Bits tools and products	Drill bits for drilling application needed for well intervention
Fluids	Drilling fluid systems and additives needed for well intervention
Mud logging	Mudlogging services need for drilling support and formation evaluation
Solids control	Solids control and drilling waste management services to optimize drilling
LWD/MWD	Logging while drilling and measurement while drilling services for geosteering and formation evaluation

Service Name	Description
Well Testing	Well testing services for confirming well performance
Completions Products	Completion products needed for well intervention
Perforating	Optimized perforating system to achieve enhanced production including TCP, wireline perforating etc.
Sand Control	Sand control services for prevention of migration of reservoir sand into the wellbore and providing stability and increasing productivity
Stimulation	Hydraulic fracturing and matrix stimulation treatment for enhancing well productivity
ESP	Electric submersible pump for enhancing well production
Production Logging, monitoring and optimization	Production logging for downhole flow regime
Multilateral and Sidetracking	Multilateral technology for reentering existing well